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                                                                    Exhibit 21.1



Netro Corporation has the following subsidiaries:

                    SUBSIDIARY                                  JURISDICTION
-----------------------------------------------------           ------------
Netro Ltd.                                                       Delaware

Netro GmbH                                                       Germany

Netro France S.A.R.L.                                            France

Bungee Communications, Inc.                                      Delaware

AAS, Inc.                                                        Delaware

Netro Eurasian Holdings International, Inc.                      Delaware

Netro American Holdings International, Inc.                      Delaware

Netro Corporation Mexico Services S. de R.L. de C.V.             Mexico

Netro Corporation Mexico Operations S. de R.L. de C.V.           Mexico